Exhibit 107

Calculation of Filing Fee Tables

Form S-3ASR

(Form Type)

Noble Corporation plc

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	A Ordinary Shares, par value $0.00001 per share	Other (1)	27,890,529 (2)	— (3)	$804,362,856 (1)	0.00011020	$88,640.79

	Total Offering Amounts					$804,362,856		$88,640.79

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$88,640.79

(1)

Estimated pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the A ordinary shares, par value $0.00001 per share, of the registrant (the “Ordinary Shares”), as reported on the New York Stock Exchange on October 12, 2022 ($28.84 per share).

(2)

Represents Ordinary Shares previously issued and registered for resale hereby. Pursuant to Rule 416 under the Securities Act, the number of Ordinary Shares being registered on behalf of the selling shareholders shall be adjusted to include any additional Ordinary Shares that may become issuable as a result of any share capitalization, sub-division, combination or similar transaction.

(3)

The proposed maximum offering price per Ordinary Share will be determined from time to time by the selling shareholders in connection with, and at the time of, the sale by the selling shareholders of the Ordinary Shares registered hereunder.